UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2008
XENOPORT, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)
3410 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (408) 616-7200
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 Other Events.
     On November 10, 2008, XenoPort, Inc. and GlaxoSmithKline announced that the new drug application (“NDA”) for Solzira™ (gabapentin enacarbil) Extended Release Tablets for the treatment of moderate-to-severe primary Restless Legs Syndrome (RLS) had been withdrawn. The United States Food and Drug Administration (FDA) had requested that the data in a single study be reformatted. In addition, GSK was going to conduct a review of other trial data sets taking this input into account. The withdrawal did not relate to the content of the filing.
     Solzira is a non-dopaminergic new chemical entity that provides improvement in the symptoms of RLS with the convenience of a once-daily formulation. The NDA submission is based on a comprehensive Phase 3 clinical development program for Solzira in patients with moderate-to-severe primary RLS, including data from two randomized, double-blind, placebo-controlled trials (PIVOT RLS I and PIVOT RLS II), which evaluated the safety and efficacy of Solzira over 12 weeks. The submission also included results from a third pivotal trial (PIVOT RLS Maintenance) evaluating the ability of Solzira to maintain efficacy in treating RLS symptoms over a nine-month period. The most common side effects of Solzira were dizziness and somnolence.
     GSK has informed XenoPort that the work is nearing completion and that GSK currently anticipates resubmitting the NDA for Solzira™ (gabapentin enacarbil) Extended Release Tablets for the treatment of moderate-to-severe primary RLS to the FDA in January 2009.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XenoPort, Inc. (Registrant)
Dated: December 29, 2008	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer